VISTON UNITED SWISS AG HAS ANNOUNCED THE WITHDRAWL OF TAKEOVER BID TO ACQUIRE SHARES OF PETROTEQ

Sherman Oaks, California - August 29, 2022 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE;OTC PINK:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil-extraction and remediation technologies, announces that 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of Viston United Swiss AG (together, "Viston"), today announced its withdrawal of its offer (the "Viston Offer") to acquire all of the issued and outstanding common shares in the capital of Company ("Common Shares"), which was set to expire at 5:00 p.m. (Toronto time) on September 9, 2022.

Petroteq looks forward to continuing to operate its business to drive shareholder value and continues to believe Petroteq is well positioned to be an industry leader with its one of a kind oil sands extraction technology.

In accordance with the terms and procedures set out in the Viston Offer, Viston advises that Petroteq shareholders (each, a "Shareholder") that have tendered their Common Shares to the Viston Offer will have their Common Shares returned by Kingsdale Advisors ("Kingsdale"). Deposited Common Shares will be returned to the depositing Shareholder as soon as practicable, by either (i) Kingsdale sending certificates representing the Common Shares by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Petroteq, or (ii) in the case of Common Shares deposited by book-entry transfer of such Common Shares, by Kingsdale arranging for such Common Shares to be credited to the depositing holder's account maintained with intermediaries at CDS or DTC, as applicable. Shareholders may contact Kingsdale within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com .

For More Information

Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

About Petroteq Exergy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

For more information, visit www.Petroteq.energy.

Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company are intended to identify forward-looking information, including the continued execution of the Company's continued stand-alone strategy will provide shareholders with the opportunity to benefit from material value creation and statements with respect of the return of tendered Common Shares. Readers are cautioned that there is no certainty that the Company's business will be commercially viable to produce any portion of the resources. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: uncertainties regarding the Offer and the determination of the Board; uncertainties inherent in the estimation of resources, including whether any reserves will ever be attributed to the Company's properties; since the Company's extraction technology is proprietary, is not widely used in the industry, and has not been used in consistent commercial production, the Company's bitumen resources are classified as a contingent resource because they are not currently considered to be commercially recoverable; full scale commercial production may engender public opposition; the Company cannot be certain that its bitumen resources will be economically producible and thus cannot be classified as proved or probable reserves in accordance with applicable securities laws; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Company to raise capital (which would be required for the Company to build a larger plant, including one that could produce up to 5,000 bpd; litigation; the commercial and economic viability of the Company's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Company or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Company to maintain its mineral lease holdings; potential failure of the Company's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

PETROTEQ CONTACT INFORMATION

Petroteq Energy Inc.

Vladimir Podlipskiy

Interim Chief Executive Officer

Tel: (800) 979-1897